Exhibit 99.1

Compensation Arrangements for Gary M. Pruden
November 29, 2005

The following is a summary of the compensation arrangement effective November 29, 2005 for Gary M. Pruden in his capacity as Senior Vice President and Chief Financial Officer and Director of the Company.

Annual Base Salary. $200,000

Stock Awards. On November 29, 2005, Mr. Pruden received an incentive stock option grant for 25,000 shares of the Company's common stock at an exercise price of $11.72 per share, which is fully vested on the date they were granted and exercisable for nine years beginning on November 30, 2006.

Annual and Long-Term Incentive Compensation Plans. Participation in the Company’s Incentive Bonus Plan, the 2005 Stock Incentive Plan and the 2005 Executive Bonus and Restricted Stock Plan

Benefit Plans and Other Arrangements. On March 1, 2006, Mr. Pruden is eligible to participate in the Company’s broad-based programs including health, disability and life insurance programs, the Frozen Food Express Industries, Inc. 401 (k) Savings Plan, and the FFE Transportation Services, Inc. 401 (k) Wrap Plan. He is also eligible to participate in the Key Employee Supplemental Medical Plan.

Change in Control Agreements. Mr. Pruden and the Company entered into a Change in Control Agreement, which entitles executive officers severance benefits in the event of a “change in control” of the Company during the term of his employment.

Relocation Assistance. A $25,000 bonus payable January 3, 2006 to assist with relocation costs of selling home in Wichita, KS, six months rent coverage and cost of household goods moved from Wichita, KS to the Dallas area, as well as reimbursement for periodic personal trips to Wichita, KS through June 2006.

Prequisities. Mr. Pruden is eligible to participate in certain programs offered by the Company, including automobile mileage reimbursement for business purposes plus a $500 per month automobile allowance, and a Christmas bonus equal to one weeks annual base salary.